Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF CERTIFICATE OF INCORPORATION

OF LOCAL BOUNTI CORPORATION

The undersigned, Kathleen Valiasek, does hereby certify as follows:

1.	The undersigned is the duly elected and acting Chief Financial Officer of Local Bounti Corporation, a Delaware corporation (the “Corporation”).

2.	The Certificate of Incorporation of the Corporation (the “Charter”) was originally filed with the Secretary of State of Delaware on November 19, 2021, under the name “Leo Holdings III Corp”.

3.

Pursuant to Section 242 and any other applicable provisions of the General Corporation Law of the State of Delaware, this Certificate of Amendment to the Charter (the “Certificate of Amendment”) amends and restates Article VII of the Charter in its entirety to read as follows:

Section 1. To the fullest extent permitted by the General Corporation Law as it now exists and as it may hereafter be amended, no current or former director or officer of the Corporation shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director or officer. Without limiting the effect of the preceding sentence, if the General Corporation Law is hereafter amended to authorize the further elimination or limitation of the liability of a current or former director or officer, then the liability of such director or officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law, as so amended. For purposes of this Article VII, references to “director” shall include, for the avoidance of doubt, any person who has served as a director of Leo Holdings III Corp., a Cayman Islands exempted company.

Section 2. The Corporation, to the fullest extent permitted by Section 145 of the General Corporation Law, shall indemnify, advance expenses and hold harmless all persons whom it may indemnify pursuant thereto (including current and former directors or officers).

Section 3. Neither any amendment nor repeal of this Article VII, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article VII, shall eliminate, reduce or otherwise adversely affect any right or protection of, or any limitation on the personal liability of, a current or former director or officer of the Corporation existing at the time of such amendment, repeal or adoption of such an inconsistent provision.

4.

The foregoing Certificate of Amendment has been duly adopted by the Corporation’s Board of Directors and stockholders in accordance with the provisions of Section 242 and any other applicable provisions of the General Corporation Law of the State of Delaware.

5.	All other provisions of the Charter shall remain in full force and effect.

6.	This Certificate of Amendment herein certified shall become effective immediately upon filing with the Office of the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed by a duly authorized officer of the Corporation as of June 14, 2024.

By /s/ Kathleen Valiasek
Kathleen Valiasek
Chief Financial Officer